Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We agree to the use in this Current Report on Form 8-K dated September 15, 2005 and to the incorporation by reference in Registration Statements No. 333-100648 and 333-61862 on Form S-3 and in Registration Statements No. 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131 on Form S-8 of our report dated March 15, 2005, relating to the consolidated financial statements and financial statement schedules of Nuance Communications, Inc., as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004.
/s/ Deloitte & Touche LLP
San Jose, California
September 16, 2005